Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333- 284642) of our report dated May 12, 2025 relating to the financial statements of TOYO Co., Ltd appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

New York, NY

May 12, 2025